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Exhibit 99.2

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
Assets
Investments in real estate:
Real estate – Land, buildings and improvements	$2,760,620	$2,772,611
Operating real estate – Land, buildings and improvements	348,710	340,772
Net investments in direct financing leases	501,539	509,228
In-place lease intangible assets	623,441	629,961
Other intangible assets	109,342	111,004

Investments in real estate	4,343,652	4,363,576
Accumulated depreciation and amortization	(672,274)	(626,655)
Assets held for sale, net	3,189	—

Net investments in real estate	3,674,567	3,736,921
Equity investments in real estate	397,896	409,254
Cash and cash equivalents	90,994	119,094
Accounts receivable and other assets, net	306,767	322,201

Total assets	$4,470,224	$4,587,470

Liabilities and Equity
Debt:
Mortgage debt, net	$1,811,822	$1,849,459
Senior credit facility, net	85,974	101,931

Debt, net	1,897,796	1,951,390
Accounts payable, accrued expenses and other liabilities	130,314	132,751
Below-market rent and other intangible liabilities, net	58,960	61,222
Deferred income taxes	26,983	30,524
Due to affiliates	9,510	11,467
Distributions payable	57,349	56,859

Total liabilities	2,180,912	2,244,213

Commitments and contingencies (Note 11)
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 900,000,000 shares authorized; and 352,910,073 and 349,899,827 shares, respectively, issued and outstanding	353	349
Additional paid-in capital	3,207,178	3,174,786
Distributions in excess of accumulated earnings	(921,427)	(861,319)
Accumulated other comprehensive loss	(102,802)	(78,420)

Total stockholders' equity	2,183,302	2,235,396
Noncontrolling interests	106,010	107,861

Total equity	2,289,312	2,343,257

Total liabilities and equity	$4,470,224	$4,587,470

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Lease revenues:
Rental income	$74,179	$71,754	$148,870	$163,008
Interest income from direct financing leases	14,668	14,581	29,308	29,277

Total lease revenues	88,847	86,335	178,178	192,285
Operating real estate income	11,786	9,575	23,999	18,912
Other interest income	5,003	3,151	9,566	4,891
Other operating income	4,190	7,452	11,365	13,430

	109,826	106,513	223,108	229,518

Operating Expenses
Depreciation and amortization	27,781	28,063	56,231	58,882
Property expenses	24,386	20,725	47,423	37,330
Operating real estate expenses	8,912	3,427	16,529	6,779
Impairment charges and other credit losses	6,168	—	11,572	4,519
General and administrative	3,419	3,806	6,538	7,376
Merger and other expenses	2,300	(440)	2,357	310

	72,966	55,581	140,650	115,196

Other Income and Expenses
Interest expense	(20,801)	(21,453)	(41,351)	(44,843)
Equity in earnings of equity method investments in real estate	11,145	2,270	15,828	4,255
Other gains and (losses)	1,168	10,273	5,171	15,930
Loss on extinguishment of debt	—	(353)	—	(1,967)

	(8,488)	(9,263)	(20,352)	(26,625)

Income before income taxes and gain on sale of real estate	28,372	41,669	62,106	87,697
(Provision for) benefit from income taxes	(1,071)	(1,115)	332	(1,736)

Income before gain on sale of real estate, net of tax	27,301	40,554	62,438	85,961
Gain on sale of real estate, net of tax	—	1,171	24	2,910

Net Income	27,301	41,725	62,462	88,871
Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $5,185, $6,971, $11,355 and $13,781, respectively)	(7,746)	(10,919)	(16,170)	(20,054)

Net Income Attributable to CPA:17 – Global	$19,555	$30,806	$46,292	$68,817

Basic and Diluted Earnings Per Share	$0.06	$0.09	$0.13	$0.20

Basic and Diluted Weighted-Average Shares Outstanding	353,824,796	347,672,836	352,966,643	346,739,936

Distributions Declared Per Share	$0.1625	$0.1625	$0.3250	$0.3250

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$27,301	$41,725	$62,462	$88,871
Other Comprehensive (Loss) Income
Foreign currency translation adjustments	(54,804)	50,309	(27,869)	58,918
Change in net unrealized gain (loss) on derivative instruments	5,365	(10,139)	3,033	(12,692)
Change in unrealized gain on marketable investments	—	1	—	31

	(49,439)	40,171	(24,836)	46,257

Comprehensive (Loss) Income	(22,138)	81,896	37,626	135,128

Amounts Attributable to Noncontrolling Interests
Net income	(7,746)	(10,919)	(16,170)	(20,054)
Foreign currency translation adjustments	1,001	(1,122)	454	(1,381)

Comprehensive income attributable to noncontrolling interests	(6,745)	(12,041)	(15,716)	(21,435)

Comprehensive (Loss) Income Attributable to CPA:17 – Global	$(28,883)	$69,855	$21,910	$113,693

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

Six Months Ended June 30, 2018 and 2017

(in thousands, except share and per share amounts)

	CPA:17 – Global
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Total CPA:17 – Global Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2018	349,899,827	$349	$3,174,786	$(861,319)	$(78,420)	$2,235,396	$107,861	$2,343,257
Cumulative-effect adjustment for the adoption of new accounting pronouncement (Note 2)				8,068		8,068		8,068
Shares issued	4,980,676	5	50,175			50,180		50,180
Shares issued to affiliates	1,484,554	2	14,920			14,922		14,922
Distributions declared ($0.3250 per share)				(114,468)		(114,468)		(114,468)
Distributions to noncontrolling interests						—	(18,273)	(18,273)
Contributions from noncontrolling interests						—	706	706
Net income				46,292		46,292	16,170	62,462
Other comprehensive loss:
Foreign currency translation adjustments					(27,415)	(27,415)	(454)	(27,869)
Realized and unrealized gain on derivative instruments					3,033	3,033		3,033
Repurchase of shares	(3,454,984)	(3)	(32,703)			(32,706)		(32,706)

Balance at June 30, 2018	352,910,073	$353	$3,207,178	$(921,427)	$(102,802)	$2,183,302	$106,010	$2,289,312

Balance at January 1, 2017	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004
Shares issued	5,059,937	6	51,475			51,481		51,481
Shares issued to affiliates	1,316,699	1	13,326			13,327		13,327
Distributions declared ($0.3250 per share)				(112,531)		(112,531)		(112,531)
Distributions to noncontrolling interests						—	(20,468)	(20,468)
Net income				68,817		68,817	20,054	88,871
Other comprehensive income:
Foreign currency translation adjustments					57,537	57,537	1,381	58,918
Realized and unrealized loss on derivative instruments					(12,692)	(12,692)		(12,692)
Change in unrealized gain on marketable investments					31	31		31
Repurchase of shares	(2,955,998)	(3)	(27,997)			(28,000)		(28,000)

Balance at June 30, 2017	346,996,478	$347	$3,143,260	$(776,327)	$(111,800)	$2,255,480	$98,461	$2,353,941

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2018	2017
Cash Flows – Operating Activities
Net Cash Provided by Operating Activities	$138,594	$119,304

Cash Flows – Investing Activities
Funding for build-to-suit projects and expansions	(16,256)	(9,197)
Return of capital from equity investments in real estate	12,670	26,278
Capital contributions to equity investments in real estate	(6,410)	(149,074)
Capital expenditures on owned real estate	(2,143)	(1,425)
Proceeds from insurance settlements	1,874	—
Payment of deferred acquisition fees to an affiliate	(1,671)	(1,979)
Acquisitions of real estate and direct financing leases	(1,333)	(11,439)
Other investing activities, net	975	1,014
Value added taxes paid in connection with acquisition of real estate	(885)	(1,792)
Proceeds from sale of real estate	—	111,279
Proceeds from repayment of preferred equity interest	—	27,000
Value added taxes refunded in connection with acquisition of real estate	—	5,412

Net Cash Used in Investing Activities	(13,179)	(3,923)

Cash Flows – Financing Activities
Distributions paid	(113,978)	(111,973)
Proceeds from issuance of shares	50,180	51,481
Repurchase of shares	(32,706)	(28,000)
Repayments of Senior Credit Facility	(29,471)	(40,677)
Scheduled payments and prepayments of mortgage principal	(23,966)	(329,641)
Distributions to noncontrolling interests	(18,273)	(20,468)
Proceeds from Senior Credit Facility	13,590	67,261
Contributions from noncontrolling interests	706	—
Payment of financing costs and mortgage deposits, net of deposits refunded	(11)	(966)
Proceeds from mortgage financing	—	178,695
Other financing activities, net	—	(612)

Net Cash Used in Financing Activities	(153,929)	(234,900)

Change in Cash and Cash Equivalents and Restricted Cash During the Period
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,632)	6,392

Net decrease in cash and cash equivalents and restricted cash	(30,146)	(113,127)
Cash and cash equivalents and restricted cash, beginning of period	145,108	300,153

Cash and cash equivalents and restricted cash, end of period	$114,962	$187,026

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Organization

        Corporate Property Associates 17 – Global Incorporated, or CPA:17 – Global, and together with its consolidated subsidiaries, we, us, or our, is a publicly owned REIT that invests primarily in commercial real estate properties leased to companies both domestically and internationally. We were formed in 2007 and are managed by W. P. Carey Inc., or WPC, through one of its subsidiaries, or collectively our Advisor. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors. We earn revenue primarily by leasing the properties we own to single corporate tenants, predominantly on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation due to the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, sales of properties, and changes in foreign currency exchange rates.

        Substantially all of our assets and liabilities are held by CPA:17 Limited Partnership, or the Operating Partnership, and at June 30, 2018, we owned 99.99% of general and limited partnership interests in the Operating Partnership. The remaining interest in the Operating Partnership is held by a subsidiary of WPC.

        At June 30, 2018, our portfolio was comprised of full or partial ownership interests in 411 properties, substantially all of which were fully-occupied and triple-net leased to 114 tenants, and totaled approximately 44.4 million square feet with a weighted-average lease term of 11.3 years and an occupancy rate of 99.7%. In addition, our portfolio was comprised of full or majority ownership interests in 38 operating properties, including 37 self-storage properties and one hotel property, for an aggregate of approximately 2.7 million square feet.

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, commercial mortgage-backed securities, or CMBS, one hotel, and certain other properties, which are included in our All Other category (Note 14). Our reportable business segments and All Other category are the same as our reporting units.

        We raised aggregate gross proceeds of approximately $2.9 billion from our initial public offering, which closed in April 2011, and our follow-on offering, which closed in January 2013. We have fully invested the proceeds from our initial and follow-on public offerings. In addition, from inception through June 30, 2018, $726.2 million of distributions to our shareholders were reinvested in our common stock through our Distribution Reinvestment Plan, or DRIP.

        On June 17, 2018, we entered into a merger agreement with WPC and certain of its subsidiaries, or the Merger Agreement, pursuant to which we will merge with and into one of WPC's subsidiaries, or the Proposed Merger. If the Proposed Merger is consummated, our stockholders will receive a fixed exchange ratio of 0.160 shares of WPC common stock for each share of our common stock. See Note 3 for additional information on the Proposed Merger.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation

Basis of Presentation

        Our interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not necessarily include all information and footnotes necessary for a fair statement of our consolidated financial position, results of operations, and cash flows in accordance with generally accepted accounting principles in the United States, or GAAP.

        In the opinion of management, the unaudited financial information for the interim periods presented in this Report reflects all normal and recurring adjustments necessary for a fair statement of financial position, results of operations, and cash flows. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2017, which are included in the 2017 Annual Report, as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this Report. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Basis of Consolidation

        Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interest, as described below. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a variable interest entity, or VIE, and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, can cause us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE's respective assets.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

        At both June 30, 2018 and December 31, 2017, we considered 21 entities VIEs, nine of which we consolidated as we are considered the primary beneficiary and one of which we accounted for as a loan receivable. The following table presents a summary of selected financial data of the consolidated VIEs, included in the consolidated balance sheets (in thousands):

	June 30, 2018	December 31, 2017
Real estate – Land, buildings and improvements	$98,620	$109,426
Operating real estate – Land, buildings and improvements	88,167	80,658
Net investments in direct financing leases	311,466	312,234
In-place lease intangible assets	8,501	8,650
Accumulated depreciation and amortization	(22,883)	(26,395)
Assets held for sale, net	3,189	—
Accounts receivable and other assets, net	65,752	73,620
Total assets	559,152	567,929
Mortgage debt, net	$102,979	$104,213
Accounts payable, accrued expenses and other liabilities	11,916	12,693
Deferred income taxes	10,251	12,374
Total liabilities	125,509	129,662

        At both June 30, 2018 and December 31, 2017, we had 11 unconsolidated VIEs, all of which we account for under the equity method of accounting. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities allows us to exercise significant influence on, but does not give us power over, decisions that significantly affect the economic performance of these entities. As of June 30, 2018 and December 31, 2017, the net carrying amount of our investments in these entities was $275.4 million and $282.0 million, respectively, and our maximum exposure to loss in these entities was limited to our investments.

        At both June 30, 2018 and December 31, 2017, we had an investment in a tenancy-in-common interest in a portfolio of international properties. Consolidation of this investment is not required as such interest does not qualify as a VIE and does not meet the control requirement for consolidation. Accordingly, we account for this investment using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of this investment.

        At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits. At both June 30, 2018 and December 31, 2017, none of our equity investments had carrying values below zero.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

Accounting Policy Update

        Distributions from Equity Method Investments – We classify distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor's cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeds cumulative equity in earning recognized, the excess is considered a return of investment and is classified as inflows from investing activities.

Reclassifications

        Certain prior period amounts have been reclassified to conform to the current period presentation.

        Restricted Cash – In connection with our adoption of Accounting Standards Update, or ASU, 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, as described below, we revised our condensed consolidated statements of cash flows to include restricted cash when reconciling the beginning-of-period and end-of-period cash amounts shown on the statement of cash flows. As a result, we retrospectively revised prior periods presented to conform to the current period presentation. Restricted cash primarily consists of security deposits and amounts required to be reserved pursuant to lender agreements for debt service, capital improvements and real estate taxes.

        The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total presented in the consolidated statement of cash flows.

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$90,994	$119,094
Restricted cash(a)	23,968	26,014

Total cash and cash equivalents, and restricted cash	$114,962	$145,108

(a)
Restricted cash is included within Accounts receivable and other assets, net on our consolidated balance sheet.

Recent Accounting Pronouncements

Pronouncements Adopted as of June 30, 2018

        In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 does not apply to our lease revenues, which constitute a majority of our revenues, but will primarily apply to revenues generated from our operating properties. We adopted this guidance for our interim and annual periods beginning January 1, 2018 using the modified retrospective method applied to any contracts not completed as of that date. There were no changes to the prior period presentations of revenue. Results of operations for reporting periods beginning

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

January 1, 2018 are presented under Topic 606. The adoption of Topic 606 did not have a material impact on our consolidated financial statements.

        Revenue is recognized when, or as, control of promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. At contract inception, we assess the services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, we consider all of the services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

        Revenue from contracts with customers primarily represents Operating real estate income of $11.8 million and $9.6 million for the three months ended June 30, 2018 and 2017, respectively, and $24.0 million and $18.9 million for the six months ended June 30, 2018 and 2017, respectively. Operating real estate income is primarily comprised of revenues from our self-storage portfolio as well as room rentals and food and beverage services at our hotel. We identified a single performance obligation for each distinct service. Performance obligations are typically satisfied at a point in time, at the time of sale, or at the rendering of the service. Fees are generally determined to be fixed. Payment is typically due immediately following the delivery of the service.

        In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires all equity investments (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value, with changes in the fair value recognized through net income. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-01 did not have a material impact on our consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 intends to reduce diversity in practice for certain cash flow classifications, including, but not limited to (i) debt prepayment or debt extinguishment costs, (ii) contingent consideration payments made after a business combination, (iii) proceeds from the settlement of insurance claims, and (iv) distributions received from equity method investees. We retrospectively adopted this guidance for our interim and annual periods beginning January 1, 2018. As a result, we reclassified debt extinguishment costs from net cash provided by operating activities to net cash used in financing activities on the condensed consolidated statement of cash flows for the six months ended June 30, 2017. The adoption of ASU 2016-15 did not have a material impact on our consolidated financial statements.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 intends to reduce diversity in practice for the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. We adopted ASU 2016-18 on January 1, 2018 and have retrospectively applied

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

this standard to our condensed consolidated statements of cash flows for the six months ended June 30, 2018 and 2017. See Restricted Cash above for additional information.

        In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). ASU 2017-05 clarifies that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments define the term "in substance nonfinancial asset," in part, as a financial asset promised to a counterparty in a contract if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets within the scope of Subtopic 610-20. This amendment also clarifies that nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent company may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. We adopted this guidance for our interim and annual periods beginning January 1, 2018 and applied the modified retrospective transition method (applicable to any contracts not completed as of that date). Results of operations for reporting periods beginning January 1, 2018 are presented under Subtopic 610-20, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for those periods.

        As of January 1, 2018, there was one open contract, which was related to the I-drive Property disposition and I-drive Wheel restructuring (Note 13). On March 17, 2017, the developer exercised its purchase option and acquired the entertainment complex, which we refer to as the I-drive Property. The gain on sale was deferred during the first quarter of 2017 and was expected to be recognized in income upon recovery of the cost of the I-drive Property through the receipt of principal payments received on the mezzanine loan. As a result of the adoption of ASU 2017-05, we recognized a cumulative effect adjustment to the opening balance of stockholders' equity and a reduction to Accounts payable, accrued expenses and other liabilities as of January 1, 2018 equal to the total gain on sale of the Property of $2.1 million that was previously deferred.

        In addition to the sale of the I-drive Property, we restructured the $50.0 million loan, referred to as the I-drive Wheel Loan, to fund the construction of an observation wheel, which we refer to as the I-drive Wheel. This resulted in the elimination of our participation in the expected residual profits, with the loan no longer qualifying as an acquisition, development and construction of real estate arrangement, or ADC Arrangement, pursuant to the equity method of accounting. The gain recognized upon restructuring of the I-drive Wheel Loan of $16.4 million was deferred during 2017. As a result of the adoption of ASU 2017-05, the loan restructuring is now recognized as a receivable purchased at a discount of $18.6 million (which represents the carrying value of the ADC Arrangement upon restructuring on March 17, 2017) and will accrete up to the fair value of the loan in the amount of $35.0 million until maturity in December 2018. Accordingly, as of January 1, 2018, we recognized (i) a reduction of $16.4 million to Accounts payable, accrued expenses and other liabilities, (ii) a reduction of $10.4 million to Accounts receivable and other assets, net and (iii) an adjustment to the opening balance of stockholders' equity for the accretion of the loan related to prior periods, using the effective interest method, of $6.0 million.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

Pronouncements to be Adopted after June 30, 2018

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 modifies the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract, the lessee and the lessor. ASU 2016-02 provides new guidelines that change the accounting for leasing arrangements for lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely equivalent to the current model, with the distinction between operating, sales-type, and direct financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. ASU 2016-02 also replaces existing sale-leaseback guidance with a new model that requires symmetrical accounting between the seller-lessee and buyer-lessor. Additionally, ASU 2016-02 requires lessors to record costs paid directly by a lessee on behalf of a lessor (e.g., real estate taxes and insurance costs) on a gross basis and will require extensive quantitative and qualitative disclosures.

        Early application is permitted for all entities. ASU 2016-02 provides two transition methods. The first transition method allows for application of the new model at the beginning of the earliest comparative period presented. Under the second transition method, comparative periods would not be restated, with any cumulative effect adjustments recognized in the opening balance of retained earnings in the period of adoption. In addition, a practical expedient was recently issued by the FASB, which allows for lessors to combine non-lease components with related lease components if certain conditions are met. Further, in March 2018, the FASB approved, but has not yet finalized or issued, an update to allow lessors to make a policy election to record certain costs (e.g., insurance) paid directly by the lessee net, if the uncertainty regarding these variable amounts is not expected to ultimately be resolved. We will adopt this guidance for our interim and annual periods beginning January 1, 2019 and expect to use the second transition method. ASU 2016-02 is expected to impact our consolidated financial statements as we have certain operating office and land lease arrangements for which we are the lessee and also certain lease arrangements that include common area maintenance services (non-lease components) where we are the lessor. We are evaluating the impact of ASU 2016-02 and have not yet determined if it will have a material impact on our business or our consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses. ASU 2016-13 introduces a new model for estimating credit losses based on current expected credit losses for certain types of financial instruments, including loans receivable, held-to-maturity debt securities, and net investments in direct financing leases, amongst other financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for losses. ASU 2016-13 will be effective for public business entities in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early application of the guidance permitted. We are in the process of evaluating the impact of adopting ASU 2016-13 on our consolidated financial statements.

        In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. ASU 2017-12 will make more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess hedge effectiveness. It is intended to more closely align hedge accounting with companies' risk management strategies, simplify the application of

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

hedge accounting, and increase transparency as to the scope and results of hedging programs. ASU 2017-12 will be effective in fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. We are in the process of evaluating the impact of adopting ASU 2017-12 on our consolidated financial statements, and expect to adopt the standard for the fiscal year beginning January 1, 2019.

Note 3. Agreements and Transactions with Related Parties

Transactions with Our Advisor

        We have an advisory agreement with our Advisor whereby our Advisor performs certain services for us under a fee arrangement, including the identification, evaluation, negotiation, purchase, and disposition of real estate and related assets and mortgage loans; day-to-day management; and the performance of certain administrative duties. We also reimburse our Advisor for general and administrative duties performed on our behalf. The advisory agreement has a term of one year and may be renewed for successive one-year periods. We may terminate the advisory agreement upon 60 days' written notice without cause or penalty.

        The following tables present a summary of fees we paid, expenses we reimbursed, and distributions we made to our Advisor and other affiliates in accordance with the relevant agreements (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Amounts Included in the Consolidated Statements of Income
Asset management fees	$7,493	$7,339	$14,985	$14,664
Available Cash Distributions	5,185	6,971	11,355	13,781
Personnel and overhead reimbursements	1,826	2,310	3,591	4,601
Interest expense on deferred acquisition fees	60	68	124	132
Director compensation	40	53	80	106

	$14,604	$16,741	$30,135	$33,284

Advisor Fees Capitalized
Current acquisition fees	$127	$3,537	$130	$3,823
Deferred acquisition fees	101	2,829	104	3,058
Personnel and overhead reimbursements	—	379	50	486

	$228	$6,745	$284	$7,367

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

        The following table presents a summary of amounts included in Due to affiliates in the consolidated financial statements (in thousands):

	June 30, 2018	December 31, 2017
Due to Affiliates
Deferred acquisition fees, including interest	$4,771	$6,564
Asset management fees payable	2,498	2,435
Reimbursable costs	2,078	2,162
Accounts payable	163	175
Current acquisition fees	—	131

	$9,510	$11,467

Acquisition and Disposition Fees

        We pay our Advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf, a portion of which is payable upon acquisition of investments, with the remainder subordinated to the achievement of a preferred return, which is a non-compounded cumulative distribution of 5.0% per annum (based initially on our invested capital). Acquisition fees payable to our Advisor with respect to our long-term, net-leased investments are 4.5% of the total cost of those investments and are comprised of a current portion of 2.5%, typically paid upon acquisition, and a deferred portion of 2.0%, typically paid over three years and subject to the 5.0% preferred return described above. The preferred return was achieved as of each of the cumulative periods ended June 30, 2018 and December 31, 2017. For certain types of non-long term net-leased investments, initial acquisition fees are between 1.0% and 1.75% of the equity invested plus the related acquisition fees, with no portion of the payment being deferred. Unpaid installments of deferred acquisition fees are included in Due to affiliates in the consolidated financial statements. Unpaid installments of deferred acquisition fees bear interest at an annual rate of 5.0%. The cumulative total acquisition costs, including acquisition fees paid to our Advisor, may not exceed 6.0% of the aggregate contract purchase price of all investments, which is measured at the end of each year. Our cumulative total acquisition costs have not exceeded the amount that would require our Advisor to reimburse us.

        Our Advisor may be entitled to receive a disposition fee equal to the lesser of (i) 50.0% of the competitive real estate commission (as defined in the advisory agreement) or (ii) 3.0% of the contract sales price of the investment being sold; however, payment of such fees is subordinated to the 5.0% preferred return. These fees are payable at the discretion of our board of directors.

Asset Management Fees

        As described in the advisory agreement, we pay our Advisor asset management fees that vary based on the nature of the underlying investment. We pay 0.5% per annum of average market value for long-term net leases and certain other types of real estate investments, and 1.5% to 1.75% per annum of average equity value for certain types of securities. Asset management fees are payable in cash and/or shares of our common stock at our option, after consultation with our Advisor. If our Advisor receives all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share, or NAV,

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

which was $10.04 as of December 31, 2017. Through May 31, 2018, all asset management fees earned by the Advisor were payable in shares of our common stock. In light of the Proposed Merger, in June 2018 our board of directors approved the payment of all asset management fees in cash instead of shares of our common stock, effective as of June 1, 2018. At June 30, 2018, our Advisor owned 16,131,967 shares (4.6%) of our common stock. Asset management fees are included in Property expenses in the consolidated financial statements.

Available Cash Distributions

        WPC's interest in the Operating Partnership entitles it to receive distributions of up to 10.0% of available cash generated by the Operating Partnership, referred to as the Available Cash Distribution, which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. Available Cash Distributions are included in Net income attributable to noncontrolling interests in the consolidated financial statements.

Personnel and Overhead Reimbursements

        Under the terms of the advisory agreement, our Advisor allocates a portion of its personnel and overhead expenses to us and the other entities that are managed by our Advisor, including Corporate Property Associates 18 – Global Incorporated, or CPA:18 – Global; Carey Watermark Investors Incorporated; Carey Watermark Investors 2 Incorporated; and Carey European Student Housing Fund I, L.P.; collectively referred to as the Managed Programs. Our Advisor also allocated a portion of its personnel and overhead expenses to Carey Credit Income Fund (now known as Guggenheim Credit Income Fund) prior to September 11, 2017, which was the effective date of its resignation as the advisor to that fund. Our Advisor allocates these expenses to us on the basis of our trailing four quarters of reported revenues in comparison to those of WPC and other entities managed by WPC and its affiliates.

        We reimburse our Advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by our Advisor on our behalf, including property-specific costs, professional fees, office expenses, and business development expenses. In addition, we reimburse our Advisor for the allocated costs of personnel and overhead in managing our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse our Advisor for the cost of personnel if these personnel provide services for transactions for which our Advisor receives a transaction fee, such as for acquisitions and dispositions. Under the advisory agreement, the amount of applicable personnel costs allocated to us is capped at 1.0% and 2.0% for 2018 and 2017, respectively, of pro rata lease revenues for each year. Costs related to our Advisor's legal transactions group are based on a schedule of expenses relating to services performed for different types of transactions, such as financings, lease amendments, and dispositions, among other categories, and includes 0.25% of the total investment cost of an acquisition. In general, personnel and overhead reimbursements are included in General and administrative expenses in the consolidated financial statements. However, we capitalize certain of the costs related to our Advisor's legal transactions group if the costs relate to a transaction that is not considered to be a business combination.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

Excess Operating Expenses

        Our Advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the "2%/25% guidelines" (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period, subject to certain conditions. For the most recent trailing four quarters, our operating expenses were below this threshold.

Proposed Merger

        On June 17, 2018, we entered into the Merger Agreement with WPC and certain of its subsidiaries, pursuant to which we will merge with and into one of WPC's subsidiaries. If the Proposed Merger is consummated, each share of our issued and outstanding common stock (excluding shares held by WPC and its subsidiaries) will be canceled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive 0.160 shares of WPC common stock. All stockholders that are entitled to receive fractional shares of WPC will receive cash in lieu of such fractional shares.

        On July 27, 2018 WPC filed a registration statement on Form S-4, which is currently under review by the SEC, to register the shares of its common stock to be issued to our stockholders in connection with the Proposed Merger. The Form S-4 includes a joint proxy statement that we intend to mail to our stockholders in connection with the Proposed Merger. The Proposed Merger and related transactions are subject to a number of closing conditions, including approvals by our stockholders and the stockholders of WPC. If these approvals are obtained and the other closing conditions are met, we currently expect the Proposed Merger to close at or around December 31, 2018, although there can be no assurance that the transaction will close at that time or at all.

        Under the terms of the Merger Agreement, a special committee composed of our independent directors was permitted to solicit, receive, evaluate, and enter into negotiations with respect to alternative proposals from third parties through July 18, 2018. There were no qualifying proposals received through that date.

        In light of the Proposed Merger, in June 2018, our board of directors suspended our DRIP, as well as repurchases of shares of our common stock from our stockholders under our quarterly discretionary redemption plan, except for special circumstance redemptions.

        During the three and six months ended June 30, 2018, we have incurred expenses related to the Proposed Merger totaling approximately $2.3 million, which is included in Merger and other expenses in our consolidated financial statements. Further details concerning the Proposed Merger are described in a Form 8-K that we filed with the SEC on June 18, 2018.

Jointly Owned Investments and Other Transactions with Affiliates

        At June 30, 2018, we owned interests ranging from 6% to 97% in jointly owned investments, with the remaining interests held by affiliates or by third parties. We consolidate certain of these investments and account for the remainder under the equity method of accounting. We also owned an interest in a jointly controlled tenancy-in-common interest in several properties, which we account for under the equity method of accounting (Note 6). At December 31, 2017, we had $0.2 million due from an affiliate primarily related to one of our jointly owned investments, which has since been repaid.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 4. Real Estate, Operating Real Estate and Assets Held for Sale

Real Estate – Land, Buildings and Improvements

        Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	June 30, 2018	December 31, 2017
Land	$557,277	$567,113
Buildings and improvements	2,175,385	2,200,901
Real estate under construction(a)	27,958	4,597
Less: Accumulated depreciation	(377,967)	(354,668)

	$2,382,653	$2,417,943

(a)
Amount as of June 30, 2018 includes accrued capitalized costs of $13.3 million.

        During the six months ended June 30, 2018, the U.S. dollar strengthened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro decreased by 2.8% to $1.1658 from $1.1993. As a result, the carrying value of our real estate decreased by $32.8 million from December 31, 2017 to June 30, 2018.

        Depreciation expense, including the effect of foreign currency translation, on our real estate was $16.5 million and $15.9 million for the three months ended June 30, 2018 and 2017, respectively and $33.8 million and $32.2 million for the six months ended June 30, 2018 and 2017, respectively.

Real Estate Under Construction

        At June 30, 2018 and December 31, 2017, we had two and three build-to-suit investments that were still under construction. During the six months ended June 30, 2018, we completed one of our build-to-suit investments, which had a total cost of $5.8 million and was placed into service. The aggregate unfunded commitment on our build-to-suit investments and certain other tenant improvements totaled approximately $40.2 million and $56.5 million at June 30, 2018 and December 31, 2017, respectively.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 4. Real Estate, Operating Real Estate and Assets Held for Sale (Continued)

Operating Real Estate – Land, Buildings and Improvements

        Operating real estate, which consists of our wholly owned domestic self-storage operations and a majority ownership in one hotel, at cost, is summarized as follows (in thousands):

	June 30, 2018	December 31, 2017
Land	$90,560	$90,042
Buildings and improvements	254,520	250,730
Real estate under construction(a)	3,630	—
Less: Accumulated depreciation	(29,977)	(26,087)

	$318,733	$314,685

(a)
Primarily represents restoration costs on our hotel property, which was impacted by Hurricane Irma as noted below.

        Depreciation expense on our operating real estate was $2.2 million and $1.7 million, for the three months ended June 30, 2018 and 2017, respectively, and $3.9 million and $3.3 million for the six months ended June 30, 2018 and 2017, respectively.

Hurricane Impact Update

        Hurricane Irma made landfall in September 2017, which directly impacted our hotel in Miami, Florida, leased to Shelborne Operating Associates, LLC, or the Shelborne Hotel. The hotel sustained damage and has since been operating at less than full capacity. We believe all of the damages are covered by our insurance policy, apart from the estimated insurance deductible of $1.8 million and certain professional fees. In May 2018, in response to a delay in collecting our outstanding insurance receivables, we filed a complaint against our insurance carrier in the State of Florida. As such, we assessed the outstanding insurance receivable for collectability and recorded a reserve for insurance receivables totaling $2.0 million for both the three and six months ended June 30, 2018 (Note 11), which is included within Operating real estate expenses on our consolidated financial statements. We will continue to assess the collectability of the insurance proceeds on a periodic basis. At June 30, 2018, we had $23.2 million of insurance receivables, net of reserves, in Accounts receivable and other assets on our consolidated financial statements. As a result of filing the complaint, the amount payable to our third-party insurance adjuster was reduced by $1.2 million, as per our contractual arrangement, which we recorded as a reduction to expenses within Other income and (expenses) on our consolidated financial statements during both the three and six months ended June 30, 2018.

        Through June 30, 2018, we received $3.2 million of insurance proceeds for remediation and restoration costs. During the second quarter of 2018, we reassessed the estimated allocation of insurance proceeds that we received through June 30, 2018 and determined that these were solely related to property damages. In addition to the above, we have business interruption insurance coverage pertaining to the operating losses that resulted from Hurricane Irma. We will record revenue for covered business interruption when both the recovery is probable and contingencies have been resolved with the insurance carrier.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 4. Real Estate, Operating Real Estate and Assets Held for Sale (Continued)

        We are still assessing the impact of the hurricane to the Shelborne Hotel, and as a result, the final damages incurred could vary significantly from our estimate and additional remediation work may be performed. Any changes in estimates for property damage will be recorded in the periods in which they are determined and any additional work will be recorded in the periods in which it is performed.

        The aggregate unfunded commitment on the estimated remaining repairs remaining at our Shelborne Hotel totaled approximately $28.2 million at June 30, 2018.

Assets Held for Sale, Net

        At June 30, 2018, Assets held for sale consisted of a net-leased property located in Waldaschaff, Germany. On June 15, 2018, we entered into an agreement to sell this property for $7.7 million (amount is based on the exchange rate of the euro on the date of the agreement). There can be no assurance that we will be able to sell this facility for that amount, or at all. At December 31, 2017, we did not have any properties classified as Assets held for sale. See Note 13 for more information for our disposition and properties held for sale.

        Below is a summary of our properties held for sale (in thousands):

	June 30, 2018(a)	December 31, 2017
Land, buildings and improvements, net	$3,189	$—

Assets held for sale, net	$3,189	$—

(a)
Amounts reflect $3.8 million related to an asset retirement obligation that buyer will assume upon consummation of the sale.

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivables portfolio consists of our Net investments in direct financing leases and loans receivable. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated financial statements. Our loans receivable are included in Accounts receivable and other assets, net in the consolidated financial statements. Earnings from our loans receivable are included in Other interest income in the consolidated financial statements.

        At June 30, 2018 and December 31, 2017, we had five loans receivable with outstanding balances of $104.8 million and $110.5 million, respectively, which are included in Accounts receivable and other assets, net in the consolidated financial statements. The adoption of ASU 2017-05 impacted our outstanding loan receivable balance at June 30, 2018. See Note 2 for more details.

        On January 8, 2015, we provided a mezzanine loan of $30.0 million to a subsidiary of 1185 Broadway LLC for the development of a hotel on a parcel of land in New York, New York. The mezzanine loan is collateralized by an equity interest in a subsidiary of 1185 Broadway LLC. On July 2, 2018, we received full repayment of this $30.0 million mezzanine loan (Note 15).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 5. Finance Receivables (Continued)

        In January 2018, The New York Times Company, a tenant at one of our properties, exercised its bargain purchase option to acquire the property for $250.0 million in 2019. There can be no assurance that such repurchase will be completed.

Credit Quality of Finance Receivables

        We generally invest in facilities that we believe are critical to a tenant's business and therefore have a lower risk of tenant default. At June 30, 2018 and December 31, 2017, we had $1.9 million and $1.1 million, respectively, of finance receivable balances that were past due, of which we established allowances for credit losses of $1.5 million and $0.7 million, respectively.

        During both the three and six months ended June 30, 2018, we recognized an allowance for credit losses totaling $6.2 million on two of our net-lease properties that are classified as direct financing leases due to the tenant informing us they will be going out of business and vacating the properties (Note 8). We evaluate the credit quality of our finance receivables utilizing an internal five-point credit rating scale, with one representing the highest credit quality and five representing the lowest. The credit quality evaluation of our finance receivables is updated quarterly.

        A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants / Obligors at		Carrying Value at
Internal Credit Quality Indicator	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017
1	—	—	$—	$—
2	2	2	63,102	62,744
3	10	8	390,957	379,621
4	5	8	127,111	165,413
5	2	1	25,188	11,950

			$606,358	$619,728

Note 6. Equity Investments in Real Estate

        We own equity interests in net-leased properties that are generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly owned with affiliates. We account for these investments under the equity method of accounting. Earnings for each investment are recognized in accordance with each respective investment agreement and, where applicable, based upon an allocation of the investment's net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period.

        As required by current authoritative accounting guidance, we periodically compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary. Additionally, we provide funding to developers for ADC Arrangements, under which we have provided loans to third-party developers of real estate projects, which we account for as equity investments as

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

the characteristics of the arrangement with the third-party developers are more similar to a jointly owned investment or partnership rather than a loan.

        The following table presents Equity in earnings of equity method investments in real estate, which represents our proportionate share of the income or losses of these investments, as well as amortization of basis differences related to purchase accounting adjustments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Equity Earnings from Equity Investments:
Net Lease	$11,745	$2,475	$16,447	$7,430
All Other(a)(b)(c)	2	460	595	(1,648)

	11,747	2,935	17,042	5,782

Amortization of Basis Differences on Equity Investments:
Net Lease	(525)	(562)	(1,060)	(1,125)
All Other(a)(b)(c)	(77)	(103)	(154)	(402)

	(602)	(665)	(1,214)	(1,527)

Equity in earnings of equity method investments in real estate	$11,145	$2,270	$15,828	$4,255

(a)
On October 3, 2017 we restructured our Shelborne Hotel investment. All equity interests in the investment were transferred to us in satisfaction of the underlying loan. Simultaneously, we transferred a 4.5% minority interest back to one of the original equity partners in exchange for a cash contribution of $4.0 million. As a result of the restructuring, we became the managing member with controlling financial interest in the investment. The minority interests have no decision-making control. Since the construction is now complete and the loan has been satisfied, we determined that this investment should no longer be accounted for as an ADC Arrangement and, as a result, have consolidated this investment as of the restructure date.

(b)
On May 19, 2017, we received the full repayment of our preferred equity interest in BPS Nevada LLC; therefore, the preferred equity interest was retired as of that date. As a result, the three and six months ended June 30, 2018 in the table above does not include any activity related to this investment.

(c)
On March 17, 2017, we restructured our investment in IDL Wheel Tenant, LLC (Note 13) and, as a result, this investment is accounted for as a loan receivable, included in Accounts receivable and other assets, net in the consolidated financial statements, and is no longer accounted for as an ADC Arrangement under the equity method of accounting.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity method investments in real estate and their respective carrying values (dollars in thousands):

			Carrying Value at
		Ownership Interest at June 30, 2018
Lessee/Equity Investee	Co-owner		June 30, 2018	December 31, 2017
Net Lease:
Hellweg Die Profi-Baumärkte GmbH & Co. KG (referred to as Hellweg 2)(a)(b)	WPC	37%	$107,125	$109,933
Kesko Senukai(a)	Third Party	70%	55,769	58,136
Jumbo Logistiek Vastgoed B.V.(a)(c)	WPC	85%	52,090	55,162
U-Haul Moving Partners, Inc. and Mercury Partners, LP(b)	WPC	12%	35,053	35,897
Bank Pekao S.A.(a)(b)	CPA:18 – Global	50%	23,945	25,582
BPS Nevada, LLC(b)(d)	Third Party	15%	23,435	23,455
State Farm Automobile Co.(b)	CPA:18 – Global	50%	15,261	16,072
Berry Global Inc.(b)	WPC	50%	14,045	14,476
Tesco Global Aruhazak Zrt.(a)(b)	WPC	49%	10,266	10,707
Eroski Sociedad Cooperativa – Mallorca(a)	WPC	30%	7,352	7,629
Apply Sørco AS (referred to as Apply)(a)	CPA:18 – Global	49%	7,328	6,298
Dick's Sporting Goods, Inc.(b)	WPC	45%	3,396	3,750
Konzum d.d. (referred to as Agrokor)(a)(b)	CPA:18 – Global	20%	3,153	3,433

			358,218	370,530

All Other:
BG LLH, LLC(b)(d)	Third Party	6%	39,678	38,724

			39,678	38,724

			$397,896	$409,254

(a)
Carrying value of investment is impacted by fluctuations in the exchange rate of the applicable foreign currency.

(b)
This investment is a VIE.

(c)
This investment represents a tenancy-in-common interest, whereby the property is encumbered by debt for which we are jointly and severally liable. The co-obligor is WPC and the amount due under the arrangement was approximately $73.3 million at June 30, 2018. Of this amount, $62.3 million represents the amount we are liable for and is included within the carrying value of this investment at June 30, 2018.

(d)
This investment is reported using the hypothetical liquidation at book value model, which may be different then pro rata ownership percentages, primarily due to the complex capital structure of the partnership agreement.

        Aggregate distributions from our interests in unconsolidated real estate investments were $14.8 million and $12.4 million for the three months ended June 30, 2018 and 2017, respectively, and $26.6 million and $33.7 million, for the six months ended June 30, 2018 and 2017, respectively. At June 30, 2018 and December 31, 2017, the unamortized basis differences on our equity investments were $25.0 million and $26.3 million, respectively.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Intangible Assets and Liabilities

        In-place lease intangibles are included in In-place lease intangible assets in the consolidated financial statements. Above-market rent and below-market ground lease and other (as lessee) intangibles are included in Other intangible assets in the consolidated financial statements. Goodwill is included in Accounts receivable and other assets, net in the consolidated financial statements. Below-market rent and above-market ground lease (as lessor) intangibles are included in Below-market rent and other intangible liabilities, net in the consolidated financial statements.

        Intangible assets and liabilities are summarized as follows (in thousands):

		June 30, 2018			December 31, 2017
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
In-place lease	4 - 53	$623,441	$(229,845)	$393,596	$629,961	$(213,641)	$416,320
Above-market rent	7 - 40	96,656	(33,643)	63,013	98,162	(31,533)	66,629
Below-market ground leases and other	55 - 94	12,686	(842)	11,844	12,842	(726)	12,116

		732,783	(264,330)	468,453	740,965	(245,900)	495,065

Indefinite-Lived Intangible Assets
Goodwill		304	—	304	304	—	304

Total intangible assets		$733,087	$(264,330)	$468,757	$741,269	$(245,900)	$495,369

Finite-Lived Intangible Liabilities
Below-market rent	7 - 53	$(81,747)	$23,865	$(57,882)	$(82,259)	$22,121	$(60,138)
Above-market ground lease	49 - 88	(1,145)	67	(1,078)	(1,145)	61	(1,084)

Total intangible liabilities		$(82,892)	$23,932	$(58,960)	$(83,404)	$22,182	$(61,222)

        Amortization of below-market rent and above-market rent intangibles is recorded as an adjustment to Rental income; amortization of below-market ground lease and other and above-market ground lease intangibles is included in Property expenses; and amortization of in-place lease intangibles is included in Depreciation and amortization expense on our consolidated financial statements. Amortization of below- and above-market rent intangibles, including the effect of foreign currency translation, decreased Rental income by $0.3 million for both the three months ended June 30, 2018 and 2017, respectively, and decreased Rental income by $0.7 million and increased Rental income by $18.5 million for the six months ended June 30, 2018 and 2017, respectively. The six months ended June 30, 2017 includes the impact of a below-market rent intangible liability write-off of $15.7 million recognized in conjunction with a lease modification that occurred during six months ended June 30, 2017 (Note 13). Net amortization expense of all of our other net intangible assets totaled $9.2 million and $10.5 million for the three months ended June 30, 2018 and 2017, respectively, and $18.5 million and $23.3 million for the six months ended June 30, 2018 and 2017, respectively.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements

        The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars; and Level 3, for securities and other derivative assets that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

        The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items, we have also provided the unobservable inputs.

        Derivative Assets – Our derivative assets, which are included in Accounts receivable and other assets, net in the consolidated financial statements, are comprised of interest rate caps, interest rate swaps, foreign currency forward contracts, stock warrants, and foreign currency collars (Note 9). The interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market. The stock warrants were measured at fair value using internal valuation models that incorporated market inputs and our own assumptions about future cash flows. We classified these assets as Level 3 because they are not traded in an active market.

        Derivative Liabilities – Our derivative liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements, are comprised of interest rate swaps and foreign currency collars (Note 9). These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 because they are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

        We did not have any transfers into or out of Level 1, Level 2, and Level 3 measurements during the three and six months ended June 30, 2018 and 2017. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported within Other gains and (losses) on our consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

        Our other financial instruments had the following carrying values and fair values as of the dates shown (dollars in thousands):

		June 30, 2018		December 31, 2017
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage debt, net(a)(b)	3	$1,811,822	$1,810,657	$1,849,459	$1,864,043
Loans receivable(c)(d)	3	104,819	110,500	110,500	110,500
CMBS(e)	3	1,144	1,144	6,548	7,237

(a)
The carrying value of Mortgage debt, net includes unamortized deferred financing costs of $6.8 million and $7.9 million at June 30, 2018 and December 31, 2017, respectively.

(b)
We determined the estimated fair value of our Mortgage debt, net using a discounted cash flow model that estimates the present value of future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes the quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.

(c)
We determined the estimated fair value of our Loans receivable using a discounted cash flow model with rates that take into account the credit of the tenant/obligor, order of payment tranches, and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

(d)
Carrying value amount at June 30, 2018 includes the impact of adopting ASU 2017-05 (Note 2).

(e)
At both June 30, 2018 and December 31, 2017, we had two separate tranches of CMBS investments. The carrying values of our CMBS investments are inclusive of impairment charges for both periods presented.

        We estimated that our other financial assets and liabilities, including the amounts outstanding under the Senior Credit Facility (Note 10), but excluding net investments in direct financing leases, had fair values that approximated their carrying values at both June 30, 2018 and December 31, 2017.

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges and Other Credit Losses)

        We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate held for use for which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future undiscounted net cash flows that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. If this amount is less than the carrying value, the property's asset group is considered to be not recoverable. We then measure the impairment charge as the excess of the carrying value of the property's asset group over the estimated fair value of the property's asset group, which is primarily determined using market information such as recent comparable sales, broker quotes,

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

or third-party appraisals. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value reporting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

        The following table presents information about the assets for which we recorded impairment charges and other credit losses that were measured at fair value on a non-recurring basis (in thousands):

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
	Fair Value Measurements	Total Impairment Charges and Other Credit Losses	Fair Value Measurements	Total Impairment Charges and Other Credit Losses
Impairment Charges and Other Credit Losses
Net investments in direct financing leases	$13,597	$6,168	$—	$—
Equity investments in real estate	—	—	4,780	2,510

		$6,168		$2,510

	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
	Fair Value Measurements	Total Impairment Charges and Other Credit Losses	Fair Value Measurements	Total Impairment Charges and Other Credit Losses
Impairment Charges and Other Credit Losses
Net investments in direct financing leases	$13,597	$6,168	$—	$—
CMBS	1,144	5,404	—	—
Real estate	—	—	4,719	4,519
Equity investments in real estate	—	—	4,780	2,510

		$11,572		$7,029

Net Investment in Direct Financing Leases

        During both the three and six months ended June 30, 2018, we recognized an allowance for credit losses totaling $6.2 million on two properties classified as direct financing leases due to the tenant informing us that it will be going out of business and vacating the properties. We assessed the carrying amount of these properties for recoverability and, as a result of the decreased expected cash flows, we determined that the carrying value of the properties is not fully recoverable and recognized an allowance for credit losses to reflect the change in the estimate of the future cash flows, which includes rent. At June 30, 2018, the estimated fair value of the two properties approximated $13.6 million. The fair value measurement related to the credit losses was determined by estimating discounted cash flows

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 9.5%, 9.5%, and 8.3%, respectively.

CMBS

        During the six months ended June 30, 2018, we incurred an other-than-temporary impairment charge of $5.4 million on one of our CMBS tranches to reduce its carrying value to its estimated fair value due to defaults of certain underlying loans during the first quarter of 2018. The fair value of the CMBS portfolio after the impairment charge approximated $1.1 million. The fair value measurements related to the impairment charges were derived from third-party appraisals, which were based on input from dealers, buyers, and other market participants, as well as updates on prepayments, losses, and delinquencies within our CMBS portfolio.

Real Estate

        During the six months ended June 30, 2017, we were notified by the tenant currently occupying a property that we own with an affiliate, located in Waldaschaff, Germany, that the tenant will not be renewing its lease. As a result of this information, and with the expectation that we will not be able to replace the tenant upon the lease expiration (primarily due to, among other things, the remote location of the facility and certain environmental concerns), we recognized an impairment charge of $4.5 million, which included $1.5 million attributed to a noncontrolling interest (amounts are based on the exchange rate of the euro at the date of impairment). The fair value of the property after the impairment charge approximated $4.7 million. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using a discount rate of 9.75%, which is considered a significant unobservable input. Significant increases or decreases to this input would result in a significant change in the fair value measurement. On June 15, 2018, we entered into an agreement to sell this facility (Note 4, Note 13).

        We did not recognize any impairments of real estate during the three and six months ended June 30, 2018.

Equity Investments in Real Estate

        During both the three and six months ended June 30, 2017, we recognized an other-than-temporary impairment charge of $2.5 million on our Agrokor equity method investment (Note 6), to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a decline in market conditions. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 12.4%, 10.9%, and 10.4%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are four main components of economic risk that impact us: interest rate risk, credit risk, market risk, and

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

foreign currency risk. We are primarily subject to interest rate risk on our interest-bearing liabilities, including the Senior Credit Facility (Note 10). Credit risk is the risk of default on our operations and our tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other investments due to changes in interest rates or other market factors. We own investments in Europe and Asia and are subject to risks associated with fluctuating foreign currency exchange rates.

Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered into, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts and we may be granted common stock warrants by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include: (i) a counterparty to a hedging arrangement defaulting on its obligation and (ii) a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment, as well as the approval, reporting, and monitoring of derivative financial instrument activities.

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive (loss) income until the hedged item is recognized in earnings. For a derivative designated, and that qualified, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative is reported in Other comprehensive (loss) income as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of any derivative is immediately recognized in earnings.

        All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis on our consolidated financial statements. At both June 30, 2018 and December 31, 2017, no cash collateral had been posted or received for any of our derivative positions.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
Derivatives Designated as Hedging Instruments	Balance Sheet Location	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017
Foreign currency forward contracts	Accounts receivable and other assets, net	$14,130	$14,382	$—	$—
Interest rate swaps	Accounts receivable and other assets, net	1,235	314	—	—
Interest rate caps	Accounts receivable and other assets, net	145	201	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(2,320)	(3,852)
Foreign currency collars	Accounts payable, accrued expenses and other liabilities	—	—	(957)	(1,431)
Derivatives Not Designated as
Hedging Instruments
Stock warrants	Accounts receivable and other assets, net	1,914	1,815	—	—
Foreign currency forward contracts	Accounts receivable and other assets, net	480	86	—	—
Interest rate swap	Accounts payable, accrued expenses and other liabilities	—	—	(127)	(128)

Total derivatives		$17,904	$16,798	$(3,404)	$(5,411)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following tables present the impact of our derivative instruments in the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized on Derivatives in Other Comprehensive (Loss) Income (Effective Portion)(a)
	Three Months Ended June 30,		Six Months Ended June 30,
Derivatives in Cash Flow Hedging Relationships	2018	2017	2018	2017
Foreign currency forward contracts	$4,201	$(8,729)	$(23)	$(12,478)
Foreign currency collars	1,042	(945)	486	(1,002)
Interest rate swaps	448	44	2,470	1,037
Interest rate caps	(21)	(105)	(44)	(363)

Derivatives in Net Investment Hedging Relationships(b)
Foreign currency forward contracts	22	84	—	(207)
Foreign currency collar	11	(7)	(1)	(9)

Total	$5,703	$(9,658)	$2,888	$(13,022)

		Amount of Gain (Loss) Reclassified from Other Comprehensive (Loss) Income into Income (Effective Portion)
		Three Months Ended June 30,		Six Months Ended June 30,
	Location of Gain (Loss) Reclassified to Income
Derivatives in Cash Flow Hedging Relationships		2018	2017	2018	2017
Foreign currency forward contracts	Other gains and (losses)	$1,315	$1,161	$2,807	$4,019
Interest rate swaps	Interest expense	(313)	(603)	(744)	(1,309)
Interest rate caps	Interest expense	(14)	—	(19)	—

Total		$988	$558	$2,044	$2,710

(a)
Excludes net losses of $0.3 million and $0.4 million on unconsolidated jointly owned investments for the three months ended June 30, 2018 and 2017, respectively, and a net gain of $0.2 million and $0.1 million on unconsolidated jointly owned investments for the six months ended June 30, 2018 and 2017, respectively.

(b)
The effective portion of the change in fair value and the settlement of these contracts are reported in the foreign currency translation adjustment section of Other comprehensive (loss) income.

        Amounts reported in Other comprehensive (loss) income related to interest rate swaps will be reclassified to Interest expense as interest is incurred on our variable-rate debt. Amounts reported in Other comprehensive (loss) income related to foreign currency derivative contracts will be reclassified to Other gains and (losses) when the hedged foreign currency contracts are settled. At June 30, 2018, we estimated that an additional $0.5 million and $7.1 million will be reclassified as interest expense and as Other gains and (losses), respectively, during the next 12 months.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the impact of our derivative instruments in the consolidated financial statements (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Three Months Ended June 30,		Six Months Ended June 30,
	Location of Gain (Loss) Recognized in Income
Derivatives Not in Cash Flow Hedging Relationships		2018	2017	2018	2017
Foreign currency forward contracts	Other gains and (losses)	$194	$(25)	$260	$8
Stock warrants	Other gains and (losses)	(33)	33	99	(165)
Interest rate swap	Interest expense	(23)	8	(31)	26
Swaption	Other gains and (losses)	—	(86)	—	(134)

Derivatives in Cash Flow Hedging Relationships(a)
Interest rate swaps	Interest expense	(30)	46	15	92
Foreign currency collars	Other gains and (losses)	(5)	(5)	(10)	(5)

Total		$103	$(29)	$333	$(178)

(a)
Relates to the ineffective portion of the hedging relationship.

        See below for information regarding why we enter into our derivative instruments and concerning derivative instruments owned by unconsolidated investments, which are excluded from the tables above.

Interest Rate Swaps, Caps, and Swaption

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain non-recourse mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our joint investment partners have obtained, and may in the future obtain, variable-rate non-recourse mortgage loans and, as a result, we have entered into, and may continue to enter into, swaptions, interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable rate debt obligations while allowing participants to share downward shifts in interest rates. A swaption gives us the right but not the obligation to enter into an interest rate swap, of which the terms and conditions are set on the trade date, on a specified date in the future. Our objective in using these derivatives is to limit our exposure to interest rate movements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The interest rate swaps and caps that our consolidated subsidiaries had outstanding at June 30, 2018 are summarized as follows (currency in thousands):

Interest Rate Derivatives	Number of Instruments	Notional Amount	Fair Value at June 30, 2018(a)
Designated as Cash Flow Hedging Instruments
Interest rate swaps	3	65,982 EUR	$(728)
Interest rate swaps	12	122,615 USD	(357)
Interest rate caps	4	132,614 EUR	79
Interest rate cap	1	75,000 USD	58
Interest rate cap	1	6,394 GBP	8
Not Designated as Hedging Instrument
Interest rate swap	1	4,784 EUR	(127)

			$(1,067)

(a)
Fair value amount is based on the exchange rate of the euro or British pound sterling at June 30, 2018, as applicable.

Foreign Currency Contracts

        We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, the British pound sterling, the Japanese yen, and the Norwegian krone. We manage foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant's rental obligation to us. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent that there is a difference in the timing and amount of the rental obligation and the debt service. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other gains and (losses) in the consolidated financial statements.

        In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts and collars. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. A foreign currency collar consists of a written call option and a purchased put option to sell the foreign currency at a range of predetermined exchange rates. By entering into forward contracts and holding them to maturity, we are locked into a future currency exchange rate for the term of the contract. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options' strike prices. Our foreign currency forward contracts and foreign currency collars have maturities of 77 months or less.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the foreign currency derivative contracts we had outstanding and their designations at June 30, 2018 (currency in thousands):

Foreign Currency Derivatives	Number of Instruments	Notional Amount	Fair Value at June 30, 2018
Designated as Cash Flow Hedging Instruments
Foreign currency forward contracts	27	68,286 EUR	$14,073
Foreign currency collars	2	15,100 EUR	(919)
Foreign currency collars	3	2,000 NOK	(17)
Not Designated as Hedging Instruments
Foreign currency forward contracts	7	2,105 EUR	414
Foreign currency forward contracts	7	5,733 NOK	66
Designated as Net Investment Hedging Instruments
Foreign currency forward contracts	2	4,329 NOK	57
Foreign currency collar	1	2,500 NOK	(21)

			$13,653

Credit Risk-Related Contingent Features

        We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of June 30, 2018. At June 30, 2018, our total credit exposure was $14.2 million and the maximum exposure to any single counterparty was $8.2 million.

        Some of the agreements with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. At June 30, 2018, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $3.5 million and $5.6 million at June 30, 2018 and December 31, 2017, respectively, which included accrued interest and any nonperformance risk adjustments. If we had breached any of these provisions at June 30, 2018 or December 31, 2017, we could have been required to settle our obligations under these agreements at their aggregate termination value of $3.6 million and $5.7 million, respectively.

Note 10. Debt

Mortgage Debt, Net

        Mortgage debt, net consists of mortgage notes payable, which are primarily non-recourse and collateralized by the assignment of real estate properties. At June 30, 2018, our mortgage notes payable bore interest at fixed annual rates ranging from 1.9% to 7.4% and variable contractual annual rates ranging from 1.3% to 6.0%, with maturity dates ranging from 2018 to 2031.

Financing Activity During 2018

        During the six months ended June 30, 2018, we repaid a total of $7.4 million (amount is based on the exchange rate of the euro as of the date of repayment) of principal to cure breaches of

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 10. Debt (Continued)

loan-to-value, or LTV, covenants on two of our non-recourse mortgage loans. In addition, we repaid one non-recourse mortgage loan totaling $3.1 million at its maturity date (amount is based on the exchange rate of the euro as of the date of repayment).

Senior Credit Facility

        On August 26, 2015, we entered into a Credit Agreement with J.P. Morgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of other lenders, which we refer to herein as the Credit Agreement. The Credit Agreement was amended on March 31, 2016 to clarify the Restricted Payments covenant (see below); no other terms were changed. The Credit Agreement provides for a $200.0 million senior unsecured revolving credit facility, or the Revolver, and a $50.0 million delayed-draw term loan facility, or the Term Loan. We refer to the Revolver and the Term Loan together as the Senior Credit Facility, which has a maximum aggregate principal amount of $250.0 million and, subject to lender approval, an accordion feature of $250.0 million. The Senior Credit Facility was initially scheduled to mature on August 26, 2018, subject to two 12-month extension periods. On July 24, 2018, we entered into an amendment to the Credit Agreement to exercise one of our two options to extend the maturity date of the Senior Credit Facility for an additional 12-month period, which is now scheduled to mature on August 26, 2019 (Note 15).

        The Senior Credit Facility provides for an annual interest rate of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Credit Agreement). With respect to the Revolver, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.50% to 2.25% (based on London Interbank Offered Rate, or LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.50% to 1.25% (as defined in the Credit Agreement), depending on our leverage ratio. With respect to the Term Loan, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.45% to 2.20% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.45% to 1.20% (as defined in the Credit Agreement), depending on our leverage ratio. In addition, we pay a fee of either 0.15% or 0.30% on the unused portion of the Senior Credit Facility. If usage of the Senior Credit Facility is equal to or greater than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.15%, and if usage of the Senior Credit Facility is less than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.30%. In connection with the transaction, we incurred costs of $1.9 million, which are being amortized to interest expense over the remaining term of the Senior Credit Facility.

        The following table presents a summary of our Senior Credit Facility (dollars in thousands):

		Outstanding Balance at
Senior Credit Facility, Net	Interest Rate at June 30, 2018	June 30, 2018	December 31, 2017
Term Loan(a)	LIBOR + 1.45%	$49,981	$49,915
Revolver:
Revolver – borrowing in yen(b)	1.50%	20,797	22,047
Revolver – borrowing in euros(b)	1.50%	15,196	29,969

		$85,974	$101,931

(a)
Includes unamortized deferred financing costs and discounts.

(b)
Amounts are based on the exchange rate of the euro or yen at June 30, 2018.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 10. Debt (Continued)

        On September 30, 2016, we exercised the delayed draw option on our Term Loan and borrowed $50.0 million. The Term Loan bears interest at LIBOR + 1.45%. The Revolver and Term Loan are used for our working capital needs and for new investments, as well as for general corporate purposes. During the six months ended June 30, 2018, we drew down $13.6 million from our Senior Credit Facility and repaid $29.5 million (amounts are based on the exchange rate of the euro or yen, as applicable, on the date of each draw/repayment).

        We are required to ensure that the total Restricted Payments (as defined in the amended Credit Agreement) in an aggregate amount in any fiscal year does not exceed the greater of 95% MFFO and the amount of Restricted Payments required in order for us to (i) maintain our REIT status and (ii) avoid the payment of federal or state income or excise tax. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $100.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Credit Agreement also stipulates certain customary financial covenants. We were in compliance with all such covenants at June 30, 2018.

Scheduled Debt Principal Payments

        Scheduled debt principal payments for the remainder of 2018, each of the next four calendar years following December 31, 2018 and thereafter through 2031 are as follows (in thousands):

Years Ending December 31,	Total
2018 (remainder)(a)	$134,796
2019	73,412
2020	425,173
2021	447,246
2022	348,438
Thereafter through 2031	480,185

Total principal payments	1,909,250
Deferred financing costs	(6,839)
Unamortized discount, net	(4,615)

Total	$1,897,796

(a)
Includes the $50.0 million Term Loan and $36.0 million Revolver outstanding at June 30, 2018 under our Senior Credit Facility. On July 24, 2018, we entered into an amendment to the Credit Agreement to exercise one of our two options to extend the maturity of the Senior Credit Facility for an additional 12-month period, from August 26, 2018 to August 26, 2019 (Note 15).

        Certain amounts in the table above are based on the applicable foreign currency exchange rate at June 30, 2018. The carrying value of our Debt, net decreased by $15.6 million from December 31, 2017 to June 30, 2018 due the strengthening of the U.S. dollar relative to foreign currencies, particularly the euro, during the same period.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 11. Commitments and Contingencies

        At June 30, 2018, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations. See Note 4 for unfunded construction commitments.

Note 12. Equity

Reclassifications Out of Accumulated Other Comprehensive Loss

        The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Three Months Ended June 30, 2018
	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$6,755	$(15)	$(61,104)	$(54,364)

Other comprehensive loss before reclassifications	6,353	—	(54,804)	(48,451)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	327	—	—	327
Other gains and (losses)	(1,315)	—	—	(1,315)

Total	(988)	—	—	(988)

Net current-period Other comprehensive loss	5,365	—	(54,804)	(49,439)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	1,001	1,001

Ending balance	$12,120	$(15)	$(114,907)	$(102,802)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

	Three Months Ended June 30, 2017
	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$26,996	$(18)	$(177,827)	$(150,849)

Other comprehensive income before reclassifications	(9,581)	1	50,309	40,729
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	603	—	—	603
Other gains and (losses)	(1,161)	—	—	(1,161)

Total	(558)	—	—	(558)

Net current-period Other comprehensive income	(10,139)	1	50,309	40,171
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(1,122)	(1,122)

Ending balance	$16,857	$(17)	$(128,640)	$(111,800)

	Six Months Ended June 30, 2018
	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$9,087	$(15)	$(87,492)	$(78,420)

Other comprehensive loss before reclassifications	5,077	—	(27,869)	(22,792)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	763	—	—	763
Other gains and (losses)	(2,807)	—	—	(2,807)

Total	(2,044)	—	—	(2,044)

Net current-period Other comprehensive loss	3,033	—	(27,869)	(24,836)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	454	454

Ending balance	$12,120	$(15)	$(114,907)	$(102,802)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

	Six Months Ended June 30, 2017
	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$29,549	$(48)	$(186,177)	$(156,676)

Other comprehensive income before reclassifications	(9,982)	31	58,918	48,967
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	1,309	—	—	1,309
Other gains and (losses)	(4,019)	—	—	(4,019)

Total	(2,710)	—	—	(2,710)

Net current-period Other comprehensive income	(12,692)	31	58,918	46,257
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(1,381)	(1,381)

Ending balance	$16,857	$(17)	$(128,640)	$(111,800)

        See Note 9 for additional information on our derivative activity recognized within Other comprehensive (loss) income for the periods presented.

Distributions

        During the second quarter of 2018, our board of directors declared a quarterly distribution of $0.1625 per share, which was paid on July 16, 2018 to stockholders of record on June 29, 2018, in the amount of $57.3 million. Distributions are declared at the discretion of our board of directors and are not guaranteed.

        During the six months ended June 30, 2018, our board of directors declared distributions in the aggregate amount of $114.5 million, which equates to $0.3250 per share.

Note 13. Property Dispositions

        From time to time, we may decide to sell a property. We have an active capital recycling program, with a goal of extending the average lease term through reinvestment, improving portfolio credit quality through dispositions and acquisitions of assets, increasing the asset criticality factor in our portfolio, and/or executing strategic dispositions of assets. We may decide to dispose of a property due to vacancy, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. We may also sell a property when we receive an unsolicited offer or negotiate a price for an investment that is consistent with our strategy for that investment. When it is appropriate to do so, we classify the property as an asset held for sale on our consolidated balance sheet.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 13. Property Dispositions (Continued)

2018 Assets Held for Sale

        On June 15, 2018, we entered into an agreement to sell a net-leased property located in Waldaschaff, Germany for $7.7 million (amount is based on the exchange rate of the euro on the date of the agreement). There can be no assurance that we will be able to sell this facility for that amount, or at all. At June 30, 2018, this property was classified as held for sale and had a net asset carrying value of $3.2 million (Note 4).

2017 Dispositions

        During the three months ended June 30, 2017, we sold three properties for total proceeds of $14.6 million, net of selling costs, and recorded an aggregate gain on sale of $1.2 million (amounts are based on the euro exchange rate on the applicable date of disposition), which was recorded under the full accrual method.

I-drive Property Disposition and I-drive Wheel Restructuring

        In 2012, we entered into a contract for the construction of a domestic build-to-suit project with IDL Master Tenant, LLC, a developer, for the construction of the I-drive Property and the I-drive Wheel at that location. We had accounted for the construction of the I-drive Property as Real estate under construction. The funding for the construction of the I-drive Wheel was provided by the I-drive Wheel Loan. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the I-drive Wheel Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly owned investment or partnership rather than a loan. During 2015, the construction on both the I-drive Property and the I-drive Wheel were completed and they were placed into service.

        On March 17, 2017, the developer exercised its purchase option and acquired the I-drive Property for a purchase price of $117.5 million (net proceeds of $23.5 million). The $60.0 million non-recourse mortgage loan encumbering the I-drive Property was repaid at closing by the buyer. In connection with the disposition, we provided seller financing in the form of a $34.0 million mezzanine loan, which was considered to be a non-cash investing activity, and the sale was accounted for under the cost recovery method. As a result, the $2.1 million gain on sale was deferred during the first quarter of 2017. As a result of the adoption of ASU 2017-05 (Note 2), we recognized a cumulative effect adjustment to recognize the deferred gain on our opening balance sheet as of January 1, 2018.

        In addition to the sale of the I-drive Property, we restructured the I-drive Wheel Loan on March 17, 2017. In connection with the restructuring of the I-drive Wheel Loan, we determined that the loan no longer qualifies as an ADC Arrangement and should no longer be accounted for as an equity investment. As a result, we reclassified the aggregate loan balance noted above to loans receivable, included in Accounts receivable and other Assets, net, which was a non-cash investing activity. A deferred gain of $16.4 million was recorded during the first quarter of 2017, which was the difference between the fair value of the remaining $35.0 million loan and the $18.6 million carrying value of our previously held equity investment on March 17, 2017. As a result of the adoption of ASU 2017-05 (Note 2), we recognized a $6.0 million cumulative effect adjustment to partially recognize the deferred gain within our opening balance sheet as of January 1, 2018. The remaining portion of the deferred gain will be recognized into income through the accretion of the loan balance during the remaining life of the loan.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 13. Property Dispositions (Continued)

KBR Property Disposition

        In August 2016, we simultaneously entered into two agreements with one of our tenants, KBR, Inc., to amend the lease at one property and terminate the lease at another property, both located in Houston, Texas. The lease modification and lease termination were contingent upon one another and became effective upon disposing of one net-lease property on March 13, 2017. Upon disposition, we received proceeds of $14.1 million, net of closing costs, and recognized a gain on sale, net of tax of $1.6 million during the six months ended June 30, 2017, which was recorded under the full accrual method. In addition, as a result of the aforementioned lease modification, contractual rents were renegotiated to be at market and the existing below-market rent lease liability of $15.7 million was written off and recognized in Rental income during the six months ended June 30, 2017 (Note 7). In addition, as a result of the termination of the lease noted above, we accelerated the below-market lease intangible liabilities of $3.3 million that were also recognized in Rental income during the six months ended June 30, 2017.

        We did not have any significant dispositions during both the three and six months ended June 30, 2018.

Note 14. Segment Reporting

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, CMBS, one

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 14. Segment Reporting (Continued)

hotel, and certain other properties, which are included in our All Other category. The following tables present a summary of comparative results and assets for these business segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Lease
Revenues(a)(b)	$93,526	$94,331	$190,518	$206,854
Operating expenses(c)(d)	(48,446)	(37,867)	(90,403)	(79,175)
Interest expense	(17,787)	(18,698)	(35,479)	(39,349)
Other income and (expenses), excluding interest expense	5,431	1,736	15,941	5,195
(Provision for) benefit from income taxes	(1,009)	(316)	(1,413)	298
Gain on sale of real estate, net of tax	—	1,171	24	2,910
Net income attributable to noncontrolling interests	(3,571)	(3,948)	(6,686)	(6,273)

Net income attributable to CPA:17 – Global	$28,144	$36,409	$72,502	$90,460

Self Storage
Revenues	$9,298	$9,031	$18,343	$17,773
Operating expenses	(5,166)	(6,340)	(10,614)	(13,539)
Interest expense	(2,038)	(1,974)	(3,949)	(3,977)
Other income and (expenses), excluding interest expense	—	(258)	—	(260)
Provision for income taxes	(44)	(30)	(92)	(62)

Net income (loss) attributable to CPA:17 – Global	$2,050	$429	$3,688	$(65)

All Other
Revenues(e)	$7,002	$3,151	$14,247	$4,891
Operating expenses(f)(g)	(6,037)	(8)	(15,557)	(46)
Other income and (expenses), excluding interest expense	1,137	187	1,708	(2,221)
Benefit from (provision for) income taxes	26	(374)	2,104	(1,024)
Net loss attributable to noncontrolling interests	1,010	—	1,871	—

Net income attributable to CPA:17 – Global	$3,138	$2,956	$4,373	$1,600

Corporate
Unallocated Corporate Overhead(h)	$(8,592)	$(2,017)	$(22,916)	$(9,397)

Net income attributable to noncontrolling interests – Available Cash Distributions	$(5,185)	$(6,971)	$(11,355)	$(13,781)

Total Company
Revenues	$109,826	$106,513	$223,108	$229,518
Operating expenses	(72,966)	(55,581)	(140,650)	(115,196)
Interest expense	(20,801)	(21,453)	(41,351)	(44,843)
Other income and (expenses), excluding interest expense	12,313	12,190	20,999	18,218
(Provision for) benefit from income taxes	(1,071)	(1,115)	332	(1,736)
Gain on sale of real estate, net of tax	—	1,171	24	2,910
Net income attributable to noncontrolling interests	(7,746)	(10,919)	(16,170)	(20,054)

Net income attributable to CPA:17 – Global	$19,555	$30,806	$46,292	$68,817

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 14. Segment Reporting (Continued)

	Total Assets at
	June 30, 2018	December 31, 2017
Net Lease	$3,907,121	$3,980,445
All Other	262,780	277,702
Self-Storage	240,285	241,438
Corporate	60,038	87,885

Total Company	$4,470,224	$4,587,470

(a)
Includes a $15.7 million write-off of a below-market rent lease liabilities pertaining to our KBR, Inc. properties that was recognized in Rental income as a result of a lease modification during the six months ended June 30, 2017 (Note 13). In addition, as a result of a lease termination, we accelerated the below-market rent lease intangible liabilities of $3.3 million that was also recognized in Rental income during the six months ended June 30, 2017.

(b)
We recognized straight-line rent adjustments of $2.4 million and $3.9 million during the three months ended June 30, 2018 and 2017, respectively, and $5.2 million and $7.2 million during the six months ended June 30, 2018 and 2017, respectively.

(c)
Includes credit losses totaling $6.2 million related to two properties classified as direct financing leases (Note 8) recognized during both the three and six months ended June 30, 2018. Includes an impairment charge of $4.5 million related to a net-leased property (Note 8) recognized during the six months ended June 30, 2017.

(d)
In April 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systemic significance in Croatia. This law directly impacts our Agrokor tenant, which is currently experiencing financial distress and recently received a credit downgrade from both Standard & Poor's and Moody's. As a result of the financial difficulties and the uncertainty regarding future rent collections from the tenant, we recorded bad debt expense of $6.8 million and $3.2 million during the three months ended June 30, 2018 and 2017, respectively, and $11.2 million and $4.8 million during the six months ended June 30, 2018 and 2017, respectively. In July 2018, the creditors of Agrokor reached a settlement plan to attempt to restructure the company, but as of the date of this Report, we are unable to assess the potential impact of that plan on our investment.

(e)
Amount includes the impact of adopting ASU 2017-05 (Note 2), which resulted in the recognition of $2.5 million and $4.7 million of accretion into income during the three and six months ended June 30, 2018, respectively.

(f)
Includes an impairment charge of $5.4 million related to our CMBS investments (Note 8) recognized during the six months ended June 30, 2018.

(g)
Includes an allowance for bad debt totaling $2.0 million for both the three and six months ended June 30, 2018 related to the delay in collecting our outstanding insurance receivables on our Shelborne Hotel investment (Note 4).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 14. Segment Reporting (Continued)

(h)
Included in unallocated corporate overhead are asset management fees and general and administrative expenses, as well as interest expense and other charges related to our Senior Credit Facility. These expenses are calculated and reported at the portfolio level and not evaluated as part of any segment's operating performance.

Note 15. Subsequent Events

        On July 2, 2018, we received full repayment of a $30.0 million mezzanine loan related to one of our loan receivables (Note 5). We also received a $3.0 million fee at payoff of this loan and forfeited our right to any ongoing equity interest in the related investment.

        On July 12, 2018, we entered into a joint venture investment to acquire a 90% interest in a self-storage portfolio containing seven properties for an aggregate amount of $63.6 million, with our portion of the investment totaling $57.3 million (including $1.0 million of acquisition fees payable to our Advisor); five of the properties are located in South Carolina, one is located in North Carolina, and one is located in Florida. As part of this investment, we have also agreed to purchase two additional self-storage properties in the second half of 2018 for an estimated aggregate amount of $20.3 million, with our portion of the investment totaling $18.3 million.

        In July 2018, we drew down a net balance of $53.0 million on our Senior Credit Facility (Note 10).

        On July 24, 2018, we entered into an amendment to the Credit Agreement to exercise one of our two options to extend the maturity date of the Senior Credit Facility for an additional 12-month period, from August 26, 2018 to August 26, 2019 (Note 10).

QuickLinks

  Exhibit 99.2
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (in thousands, except share and per share amounts)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except share and per share amounts)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED) (in thousands)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED) Six Months Ended June 30, 2018 and 2017 (in thousands, except share and per share amounts)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)